Press Release

For Immediate Release

iCAD REPORTS STRONG FOURTH QUARTER AND
RECORD FULL YEAR FINANCIAL RESULTS

Conference Call Scheduled for February 26 at 10:00 a.m. Eastern Time

NASHUA, N.H. (February 25, 2009) – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today announced financial results for the fourth quarter and full year ending December 31, 2008.

Financial highlights for 2008 include the following (all comparisons are with 2007):
•	Record total revenue of $37.5 million, up 41%
•	Record digital revenue of $26.7 million, up 63%
•	Record international revenue of $2.9 million, up 10%
•	Record gross margin of 83.5%, up more than 300 basis points
•	Record net income of $4.4 million, or $0.10 per diluted share
•	Second consecutive year of positive cash flow, generating $8.8 million in cash

Financial highlights for the fourth quarter of 2008 include the following (all comparisons are with the fourth quarter of 2007):
•	Total revenue of $9.3 million, up 15%
•	Digital revenue of $6.3 million, up 26%
•	Gross margin of 83.7%, up more than 300 basis points
•	Net income of $321,000, or $0.01 per diluted share
•	Sixth consecutive quarter with positive cash flow

Other highlights of the fourth quarter of 2008 include:
•	Launch of SpectraLook™ and CADvue™, two new Breast MRI products, and the unveiling of new VividLook Prostate MRI product
•	European launch of SecondLook® Digital CAD for use with Agfa HealthCare’s Computed Radiography Systems
•	European launch of SecondLook® Digital CAD for use with Planmed Nuance Full-Field Digital Mammography (FFDM) system.
•	Ranked #1 in mammography CAD by MD Buyline’s User Satisfaction Report for the first three quarters of 2008

”2008 was an exceptional year for iCAD.  It represents the second consecutive year of significant progress and accomplishment on all meaningful financial metrics attributable to a high growth company.  For the year, we achieved record revenue, earnings and cash flow while making significant progress on our product pipeline which should substantially expand our addressable markets for image analysis and workflow solutions with MRI and CT imaging,” commented Ken Ferry, iCAD’s President and CEO.

“Revenue growth for 2008 continued to be paced by record sales associated with digital mammography, highlighting the ongoing opportunity in the transition of the mammography market from film-based technology to digital technology.  We remain optimistic about the continued growth potential as only about 47% of the approximately 13,500 mammography systems in the U.S. had transitioned to digital as of the close of the year.“

“Our broader product offerings for MRI and CT based image analysis and workflow solutions are expected to create new growth opportunities for iCAD going forward.  We see continued procedure growth for breast and prostate MRI, and CT colonography.  Our offerings in these segments will target the estimated 10,000 MRI systems and 30,000 multi-slice CT systems installed worldwide today, along with new system placements.  We believe these addressable markets over time will be quite significant as a low percentage of the installed base of these imaging systems are using the types of image analysis and workflow solutions we offer today,” commented Ferry.

Fourth Quarter Results
Total revenue for the fourth quarter of 2008 was $9.3 million, a 15% increase compared with total revenue of $8.1 million for the fourth quarter of 2007.  This increase reflects a $1.3 million or 26% increase in revenue from the Company’s digital products.  In addition to increased digital sales from its OEM partners, the Company also posted higher sales of its comparative reading solution, TotalLook MammoAdvantage which grew 23% over the fourth quarter of 2007.

Total film-based revenue in the fourth quarter of 2008 was essentially flat versus a very strong fourth quarter of 2007.  The significant growth attributable to TotalLook MammoAdvantage was largely offset by the decline in film-based CAD product sales.  The decrease in service and supply revenue is due to a decline in labor, parts and supplies associated with the Company’s older film-based products. However, service contract revenue grew 10% over the fourth quarter of 2007, and represents 94% of all service and supply revenue as compared to 76% of all service and supply revenue in the prior-year fourth quarter.  Moving forward, the Company expects continued growth in service contract revenue as digital CAD systems sales grow and products transition from warranty to service contracts.

The gross margin for the fourth quarter of 2008 expanded to 83.7% from 80.5% in the prior-year fourth quarter. Operating expenses for the fourth quarter of 2008 increased to $7.5 million from $5.9 million in the fourth quarter of 2007, largely due to costs associated with the product launch of the Company’s new MRI products and investment in the clinical reader study for the Company’s colon CAD product. For the fourth quarter of 2008, the Company posted net income, including stock-based compensation expense of $508,000, of $321,000 or $0.01 per diluted share, compared with net income, including stock-based compensation expense of $387,000, of $525,000 or $0.01 per share in the fourth quarter of 2007.  Additionally, the Company generated $2.1 million in cash in the fourth quarter as compared to $491,000 in the fourth quarter of 2007.

For the fourth quarter of 2008, sales of iCAD’s digital products increased 26% to $6.3 million from $5.0 million in the prior-year period.  Sales of film-based products were relatively flat at $2.2 million, and service and supply revenue declined slightly to $798,000 from $896,000, both compared with the fourth quarter of 2007.

	Three Months Ended December 31,
	2008	2007	% Change
Digital revenue	$6,332,499	$5,024,374	26.0%
Film based revenue	2,185,553	2,180,740	0.2%
Service & supply revenue	798,359	895,535	-10.9%
Total revenue	$9,316,411	$8,100,649	15.0%

Full Year Results
For the year ended December 31, 2008, total revenue increased 41% to $37.5 million compared with total revenue of $26.6 million for the year ended December 31, 2007.  The gross margin for 2008 expanded to 83.5% from 80.2% in 2007.  Operating expenses for 2008 were $26.5 million compared with operating expenses of $22.5 million incurred during 2007.  The increase is largely due to the costs associated with the launch of the Company’s new MRI products and investment in the clinical reader study for the Company’s colon CAD product.  Net income for 2008, including stock-based compensation expense of $1.9 million, increased to $4.4 million or $0.10 per diluted share, compared with a net loss, including stock-based compensation expense of $1.2 million, of ($1.6 million) or ($0.04) per share for 2007.

During 2008 sales of iCAD’s digital solutions increased 63% to $26.7 million from $16.4 million in 2007.  Film-based product sales of $7.4 million were 10% higher than the $6.8 million of film-based product sales recorded during 2007.  This growth was led by a 40% increase in sales of our comparative reading solution, TotalLook MammoAdvantage. While overall service and supply revenue of $3.3 million declined slightly from $3.4 million reported in 2007, service contract revenue grew 16% and represented 88% of all service and supply revenue for the year.

	Fiscal Year Ended December 31,
	2008	2007	% Change
Digital revenue	$26,735,782	$16,429,450	62.7%
Film based revenue	7,436,529	6,768,846	9.9%
Service & supply revenue	3,319,237	3,414,116	-2.8%
Total revenue	$37,491,548	$26,612,412	40.9%

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and CFO, said, “2008 has been an exceptionally strong year for iCAD.  In addition to strong top and bottom line growth, we continued to strengthen our balance sheet, generating more than $8.8 million in cash.  Additionally, we issued stock and cash in full payment of $5.8 million in debt and we used $2 million of cash as partial payment for the MRI CAD asset acquisition. We believe going forward we are positioned with a strong balance sheet to see our way through these challenging external economic conditions.”

2009 Financial Guidance
Due to the challenging economic environment and associated uncertainty in the healthcare markets, the company has made a decision to defer providing guidance on the first half of 2009.   We will re-evaluate this decision at the end of the first quarter and provide a further update at that time.

Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, February 26, 2009 to discuss these results and to answer questions.   Shareholders and other interested parties may participate in the conference call by dialing +1-866-578-5771 (domestic) or + 1-617-213-8055 (international) and entering passcode 67114000 a few minutes before 10:00 a.m. ET on Thursday, February 26, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through March 5, 2009 by dialing +1-888-286-8010 (domestic) or +1-617-801-6888 (international) and entering passcode 30943990. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT). iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, colon, prostate and in the future, lung cancer. . For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Meara Murphy of MS&L
at 617-937-2574 or via e-mail at meara.murphy@mslworldwide.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

- Tables to Follow -

iCAD, Inc.

Condensed Consolidated Statements of Operations
(unaudited)

	Three Months		Twelve Months
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$9,316,411	$8,100,649	$37,491,548	$26,612,412
Cost of revenue	1,522,052	1,582,278	6,176,030	5,257,104
Gross margin	7,794,359	6,518,371	31,315,518	21,355,308
Operating expenses:
Engineering and product development	2,302,689	1,176,356	7,121,334	4,504,000
Marketing and sales	3,428,846	2,857,272	11,961,907	10,780,304
General and administrative	1,739,669	1,854,844	7,466,488	7,174,807
Total operating expenses	7,471,204	5,888,472	26,549,729	22,459,111

Income (loss) from operations	323,155	629,899	4,765,789	(1,103,803)

Other (income) expense - net	(35,714)	104,838	174,600	434,729

Net income (loss) before provision for income taxes	$358,869	$525,061	$4,591,189	$(1,538,532)

Provision for income taxes	38,000	-	235,000	-

Net income (loss)	320,869	525,061	4,356,189	(1,538,532)

Preferred dividend	-	-	-	67,760

Net income (loss) attributable to common stockholders	$320,869	$525,061	$4,356,189	$(1,606,292)

Net income (loss) per share
Basic	$0.01	$0.01	$0.10	$(0.04)
Diluted	$0.01	$0.01	$0.10	$(0.04)

Weighted average number of shares used
in computing income (loss) per share
Basic	45,343,508	39,167,513	41,707,984	38,351,345
Diluted	45,480,664	43,714,754	42,751,662	38,351,345

iCAD, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$13,115,715	$4,348,729
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2008 and 2007	5,570,323	6,483,618
Inventory, net	1,448,373	1,798,243
Prepaid and other current assets	451,402	320,169
Total current assets	20,585,813	12,950,759

Property and equipment:
Equipment	3,492,977	3,512,557
Leasehold improvements	75,590	71,611
Furniture and fixtures	358,477	330,077
Marketing assets	287,456	323,873
	4,214,500	4,238,118
Less accumulated depreciation and amortization	2,714,706	2,369,590
Net property and equipment	1,499,794	1,868,528

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	22,349	68,269
Customer relationships, net of accumulated amortization	236,634	-
Technology intangibles, net of accumulated amortization	7,142,662	3,115,843
Tradename, net of accumulated amortization	124,000	148,800
Goodwill	43,515,285	43,515,285
Total other assets	51,104,124	46,911,391

Total assets	$73,189,731	$61,730,678

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,189,093	$2,010,717
Accrued salaries and other expenses	2,752,818	3,461,422
Deferred revenue	1,955,495	1,674,005
Convertible loans payable to related parties	-	2,793,382
Convertible loans payable to non-related parties	-	684,559
Total current liabilities	6,897,406	10,624,085

Convertible revolving loans payable to related party	-	2,258,906
Total liabilities	6,897,406	12,882,991

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized 1,000,000 shares;
issues and outstanding 0 in 2008 and 2007.	-	-
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 45,411,384 in 2008 and 39,239,208 in 2007;
outstanding 45,343,508 in 2008 and 39,171,332 in 2007	454,114	392,392
Additional paid-in capital	148,082,145	135,055,418
Accumulated deficit	(81,293,670)	(85,649,859)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total stockholders' equity	66,292,325	48,847,687

Total liabilities and stockholders' equity	$73,189,731	$61,730,678

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